EXHIBIT 99.1

eBay Inc. Buys Leading Payments and Classifieds Businesses, Streamlines Existing Organization
To Improve Growth

SAN JOSE, Calif., October 6, 2008 – eBay Inc. (NASDAQ:EBAY) today announced two acquisitions that significantly extend the company’s leadership position in online payments and classifieds. In payments, the company is acquiring the U.S.-based online payments business Bill Me Later® for approximately $820 million in cash and approximately $125 million in outstanding options. In classifieds, the company has acquired Denmark’s leading online classifieds site dba.dk and vehicles site bilbasen.dk for approximately $390 million in cash.

The company also announced plans to reduce its global workforce by approximately 10 percent, affecting about 1,000 employees in addition to several hundred temporary workers and the reduction of open positions. The global reduction is intended to simplify and streamline eBay’s organization, improve the company’s cost structure and strengthen the overall competitiveness of the company’s existing businesses. The reduction is expected to result in pretax restructuring charges of approximately $70 million to $80 million, with the charges predominantly recorded in the fourth quarter of 2008.

“We are making aggressive moves to strengthen our leadership positions in e-commerce and payments to competitively position our company for long-term growth,” said John Donahoe, eBay Inc.’s president and chief executive officer. “Bill Me Later is a perfect complement to our portfolio, a company that belongs with PayPal. Together, PayPal and Bill Me Later will make online payments safer, easier and more convenient than ever.”

“Our classifieds acquisition gives us another market leadership position in Europe for this rapidly growing part of our portfolio,” Donahoe said. “We are the global leader in classifieds with top positions in Canada, Australia, Germany, Japan and the United Kingdom, and sites in more than 1,000 cities across 20 countries. The acquisition of dba.dk and bilbasen.dk gives us technology and expertise we can leverage across our classifieds portfolio to create better customer experiences.”

Commenting on the company’s workforce reduction, Donahoe said: “While never an easy decision to make, these reductions will help improve our operations and strengthen our ability to continue investing in growth.”

The company also stated it expects to hit the low end of its Q3 2008 revenue guidance and exceed GAAP and non-GAAP earnings per share guidance as issued in conjunction with its second quarter earnings release on July 16. eBay is scheduled to announce third quarter results on October 15.

More information about Bill Me Later and dba.dk and bilbasen.dk can be found in separate press releases issued by the company today.

eBay Inc. will host an investor conference call today at 5:30 a.m. PDT to discuss this announcement. A live webcast of the conference call can be accessed through the eBay Investor Relations Web site at http://investor.ebay.com. An archive of the webcast will be accessible through the same link.

About eBay Inc.

Founded in 1995, eBay Inc. connects hundreds of millions of people around the world every day, empowering them to explore new opportunities and innovate together. eBay Inc. does this by providing the Internet platforms of choice for global commerce, payments and communications. Since its inception, eBay Inc. has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, StubHub, Shopping.com, and others. eBay Inc. is headquartered in San Jose, California.

Forward Looking Statements
This announcement contains forward-looking statements relating to the future performance of our businesses that are based on its current expectations, forecasts and assumptions. Those statements involve risks and uncertainties, and actual results may differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the receipt and timing of regulatory approval for the acquisition of Bill Me Later; the possibility that the acquisition of Bill Me Later may not close; the reaction of consumers and customers to the transactions; downturns in the financial markets and the credit industry; the future growth of Bill Me Later and Den Bla Avis and BilBasen, the reaction of competitors to the transactions, the possibility that integration following the transactions may be more difficult than expected; the timing, impact and execution of the Company’s workforce reduction plan and the extent of the employees impacted; the increasing need to grow revenues from existing users in established markets; an increasingly competitive environment for eBay’s businesses; the complexity of managing a growing company with a broad range of businesses; the company’s need to manage regulatory, tax, IP and litigation risks (including risks specific to PayPal and the financial industry); the need to upgrade technology and customer service infrastructure at reasonable cost while adding new features and maintaining site stability; foreign-exchange-rate fluctuations; changes in political, business, and economic conditions; the company’s ability to profitably expand its business model to new types of merchandise and sellers; and the impact and integration of recent and future acquisitions.

MEDIA CONTACT:
Jose Mallabo
eBay Inc.
Media hotline: 408-376-7458

INVESTOR CONTACT:
Vandana Hariharan
eBay Inc.
408-376-5877